Exhibit 99.1

ATI Announces Second Quarter 2019 Results

Increased Earnings Driven by Strong Execution; Non-Core Asset Sales Increase Free Cash Flow

Second Quarter 2019 Highlights

  Sales of $1.08 billion, 7% above Q2 2018
    High Performance Materials & Components (HPMC) sales of $642 million, increased 9% versus Q2 2018
    Flat Rolled Products (FRP) sales of $438 million, up 5% versus Q2 2018
  Business segment operating profit of $114.5 million, or 10.6% of sales
    HPMC segment operating profit of $98.9 million, or 15.4% of sales
    FRP segment operating profit of $15.6 million, or 3.6% of sales
  Sales of non-core assets generated over $60 million in cash
  Net income attributable to ATI of $75.1 million, or $0.54 per share
    Excluding non-core asset sales, net income of $55.0 million, or $0.40 per share

PITTSBURGH--(BUSINESS WIRE)--July 23, 2019--Allegheny Technologies Incorporated (NYSE: ATI) reported second quarter 2019 results, with sales of $1.08 billion and net income attributable to ATI of $75.1 million, or $0.54 per share. Second quarter 2019 results include $21.6 million in net pretax gains on previously-announced sales of non-core assets comprised of a $29.3 million gain on the first of two transactions to monetize oil & gas rights and a $7.7 million loss on sale of the industrial forgings business. Excluding these non-core items net-of-tax, second quarter 2019 net income attributable to ATI was $55.0 million, or $0.40 per share. This compares to ATI’s second quarter 2018 sales of $1.01 billion and net income attributable to ATI of $72.8 million, or $0.52 per share.

“In the second quarter, we demonstrated our ability to successfully manage near-term headwinds, as well as make progress on strengthening our balance sheet,” said Robert S. Wetherbee, ATI President and Chief Executive Officer. “Both of our business segments made important strides in the quarter to resume our trajectory of profitable growth. Non-core asset sales, including divesting a smaller business that did not align with our strategic priorities, sharpens our focus on differentiated products requiring our materials science capabilities and advanced process technologies.”

HPMC sales increased 9% in the second quarter 2019 compared to the prior year primarily due to a 17% increase in sales to the aerospace & defense markets. Next-generation jet engine products sales increased by 26% and represented 59% of total second quarter 2019 HPMC jet engine product sales. Sales to the commercial airframe market were 40% higher driven by increasing emergent demand from a large OEM customer, and government aerospace & defense sales were 32% higher across a broad range of programs. HPMC operating profit slightly increased compared to the prior year to $98.9 million and represented 15.4% of sales. “HPMC segment results showed strong topline growth as we continued to meet our aerospace ramp commitments. Segment operating profit improved as our sales on major commercial aerospace programs continue to grow,” said Mr. Wetherbee.

FRP sales were 5% higher in the second quarter 2019 compared to the prior year, primarily due to project-based demand for high-value products in the oil & gas market, as well as marine scrubber products within the energy market and demand growth from the aerospace & defense market. “Our U.S. Flat Rolled business returned to profitability in the second quarter as we achieved a better balance of raw material costs and indexed-based selling prices. Sales of high-value nickel-based and specialty alloys were more than 30% higher than both the first quarter 2019 and the second quarter 2018 as we continue to focus on differentiated products,” said Wetherbee. FRP segment results in the second quarter 2019 also include a $4 million loss for ATI’s share of the A&T Stainless joint venture as a direct result of the Section 232 import tariffs.

As of June 30, 2019, cash on hand was $281 million and available additional liquidity under the Company’s asset-based lending (ABL) credit facility was approximately $360 million, with no borrowings under the revolving credit portion of the ABL. Cash provided by operations for the second quarter of 2019 was $26 million, as increased profitability more than offset $38 million in higher managed working capital from increased business activity and a $28 million contribution to a U.S. defined benefit pension plan. Capital expenditures for the second quarter 2019 were $28 million, bringing the year-to-date total to $51 million and in line with expectations. Cash also increased $63 million in the second quarter 2019 from net proceeds from non-core asset sales.

Strategy and Outlook

“We continue to work proactively with our customers to meet our supply requirements for the ongoing aerospace production ramp, and as previously announced, we expect to maintain our current production and delivery schedules related to the 737 MAX aircraft,” said Wetherbee. “We have confidence in Boeing’s ability to address current narrow-body model issues.”

HPMC segment operating margins in the second half of 2019 are expected to improve significantly year-over-year. While demand remains strong for single-aisle platforms, uneven order patterns and inventory management actions by a major aero-engine customer are expected to negatively impact second half shipments, partially lowering the benefit from increased share of high value commercial jet engine materials and components. The Company believes these issues are temporary and the benefits from our increased share will meaningfully benefit 2020 and future periods. “We are dedicated to strong operational execution and to meeting our aerospace production ramp requirements,” said Mr. Wetherbee.

In the FRP segment, the Company expects continued profitability in the second half of 2019 due to improved customer demand for high-value products – both in the U.S. and for the STAL joint venture, favorable raw material surcharge values, and increased carbon conversion volumes. “Our focus for the FRP segment remains on achieving sustainable profitability by improving the product mix and increasing asset utilization of our Hot-Rolling and Processing Facility.

“During the second quarter, we generated cash both from operating activities and from non-core asset sales, and we intend to accelerate our efforts to improve our balance sheet,” said Wetherbee. Additional non-core asset sales will generate approximately $189 million in cash proceeds in the third quarter, including $127 million for the sale of our titanium casting operations and $62 million for the sale of oil and gas rights in New Mexico. We intend to make significant progress on both pension funding and debt reduction in the next 12 months,” Wetherbee concluded.

Second Quarter 2019 Financial Results

  Sales for the second quarter 2019 were $1.08 billion, a 7% increase compared to the second quarter 2018. HPMC sales increased 9%, with aerospace & defense sales 17% higher, reflecting stronger demand for titanium products and nickel-based alloys and specialty alloy products, partially offset by declines in forged components. FRP sales increased 5% on stronger demand for nickel-based alloys and specialty alloys from the oil & gas market, and from the energy market driven largely by marine scrubber applications. Aerospace & defense markets sales in the FRP segment were up 38% year-over-year.
  Gross profit in the second quarter 2019 was $177.7 million, or 16.4% of sales, compared to $173.7 million, or 17.2% of sales, in the second quarter of 2018.
  Other income (expense), net for the second quarter 2019 includes $21.6 million in net gains on asset sales that are excluded from segment operating profit, comprised of the $29.3 million gain on sale of oil & gas rights and the $7.7 million loss on sale of the industrial forgings business. Results in 2019 also include $3.5 million of net losses from joint ventures accounted for under the equity method, compared to net gains of $2.3 million in the prior year’s second quarter.
  Net income attributable to ATI for the second quarter 2019 was $75.1 million, or $0.54 per share. Excluding non-core asset sales, second quarter 2019 net income was $55.0 million, or $0.40 per share. For the second quarter 2018, net income attributable to ATI was $72.8 million, or $0.52 per share. Results in both periods include impacts from income taxes that differ from applicable standard tax rates, primarily related to the effects of income tax valuation allowances.
  Cash on hand at June 30, 2019 was $281.2 million. For the first half 2019, cash used in operating activities was $104.4 million, including $158.8 million invested in managed working capital for increased business activity and $53.0 million in contributions to a U.S. defined benefit pension plan. Cash provided by investing activities was $11.4 million, as $62.8 million in proceeds from the sale of the industrial forgings business and other non-core assets more than offset capital expenditures of $51.3 million. Cash used in financing activities was $7.8 million.

High Performance Materials & Components Segment

Market Conditions

  Aerospace & defense sales in the second quarter 2019 were $512.3 million, 10% higher than the first quarter 2019, and represented 80% of total segment sales. Compared to the first quarter 2019, commercial airframe sales were up 16%, commercial jet engine sales were up 10%, and government aero/defense sales were 3% higher. Total HPMC second quarter 2019 sales increased 7% over the first quarter 2019. Sales to the energy market were up 25%, and sales to the oil & gas market were 11% higher. Direct international sales represented 44% of total segment sales for the second quarter 2019.

Second quarter 2019 compared to second quarter 2018

  Sales were $642.4 million, a $50.5 million, or 9%, increase compared to the second quarter 2018, led by increased demand for titanium-based products. Sales to the aerospace and defense markets were 17% higher than the prior year, including a 40% increase in commercial airframe sales. Total jet engine product sales increased 5% compared to prior year, with a 26% increase in sales of next-generation jet engine products.
  Segment operating profit increased to $98.9 million, or 15.4% of sales, compared to $97.9 million, or 16.5% of sales for the second quarter 2018. Results in 2019 continued to reflect negative impacts from the recent rapid drop in raw material prices, which compressed profit margins due to the length of the manufacturing cycle compared to index-based selling price changes, which offset benefits from higher productivity. While sales of next-generation jet engine products increased, the profitability mix of these products was weaker compared to the prior year period, in part due to the continued shortage of nickel powder billet at our iso-thermal forging operations.

Flat Rolled Products Segment

Market Conditions

  Second quarter 2019 sales to the oil & gas market were $117.6 million, a 22% increase compared to the first quarter 2019, on higher project-based demand for nickel-based flat rolled products. Sales to the energy market increased over 50% due to stronger international demand for marine scrubber applications, and sales to the consumer electronics market were 12% higher as demand improved at our STAL joint venture in China. Demand from other major end markets was generally in-line with the first quarter 2019. Sales increased 10% for high-value products and 4% for standard products, compared to the first quarter 2019. Direct international sales were 35% of second quarter 2019 segment sales.

Second quarter 2019 compared to second quarter 2018

  Sales were $438.0 million, a $20.4 million, or 5%, increase compared to the prior year period, as sales of high-value products, driven by nickel-based alloys, were 11% higher. This increase more than offset 12% lower sales of standard products, primarily commodity stainless steel sheet, compared to the second quarter 2018.
  Segment operating profit was $15.6 million, or 3.6% of sales, compared to $26.1 million, or 6.3% of sales for the second quarter 2018. FRP segment results for the second quarter 2019 reflect higher retirement benefit expense of $6 million and a $4 million loss for ATI’s share of the A&T Stainless joint venture due to Section 232 tariffs, compared to a $1 million profit in the prior year. Stronger 2019 results from our STAL joint venture in China reflect growing benefits from the recent capacity expansion. While project-based demand for nickel-based alloys in the U.S. business remained solid, weaker demand for commodity stainless steel resulted in lower segment operating profit compared to the second quarter 2018.

Corporate Expenses/ Closed Operations and Other Expenses

  Corporate expenses in the second quarter 2019 were $18.0 million, or $5.1 million higher than the second quarter 2018, primarily due to higher expense for company-owned life insurance policies, and costs related to non-core asset transactions.
  Closed operations and other expenses in the second quarter 2019 were $7.9 million, or $2.8 million higher than the second quarter 2018, primarily due to foreign currency remeasurement losses in 2019 compared to gains in 2018.

Income Taxes

  ATI continues to maintain income tax valuation allowances on its U.S. federal and state deferred tax assets, and the Company does not expect to pay any significant U.S federal or state income taxes for the next few years due to net operating loss carryforwards. The 6.9% tax rate for the second quarter 2019 primarily relates to the combination of the low tax rate caused by the valuation allowances mentioned above and the inclusion of income taxes on non-U.S. operations, resulting in a rate substantially lower than the U.S. statutory rate of 21%.

Allegheny Technologies will conduct a conference call with investors and analysts on Tuesday, July 23, 2019, at 8:30 a.m. ET to discuss the financial results. The conference call will be broadcast, and accompanying presentation slides will be available, at ATImetals.com. To access the broadcast, click on “Conference Call”. Replay of the conference call will be available on the Allegheny Technologies website.

This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Certain statements in this news release relate to future events and expectations and, as such, constitute forward-looking statements. Forward-looking statements, which may contain such words as “anticipates,” “believes,” “estimates,” “expects,” “would,” “should,” “will,” “will likely result,” “forecast,” “outlook,” “projects,” and similar expressions, are based on management’s current expectations and include known and unknown risks, uncertainties and other factors, many of which we are unable to predict or control. Our performance or achievements may differ materially from those expressed or implied in any forward-looking statements due to the following factors, among others: (a) material adverse changes in economic or industry conditions generally, including global supply and demand conditions and prices for our specialty metals; (b) material adverse changes in the markets we serve; (c) our inability to achieve the level of cost savings, productivity improvements, synergies, growth or other benefits anticipated by management from strategic investments and the integration of acquired businesses; (d) volatility in the price and availability of the raw materials that are critical to the manufacture of our products; (e) declines in the value of our defined benefit pension plan assets or unfavorable changes in laws or regulations that govern pension plan funding; (f) labor disputes or work stoppages; (g) equipment outages and (h) other risk factors summarized in our Annual Report on Form 10-K for the year ended December 31, 2018, and in other reports filed with the Securities and Exchange Commission. We assume no duty to update our forward-looking statements.

Creating Value Thru Relentless Innovation™

ATI is a global manufacturer of technically advanced specialty materials and complex components. ATI revenue was $4.1 billion for the twelve month period ended June 30, 2019. Our largest markets are aerospace & defense, particularly jet engines. We also have a strong presence in the oil & gas, energy, medical, automotive, and other industrial markets. ATI is a market leader in manufacturing differentiated specialty alloys and forgings that require our unique manufacturing and precision machining capabilities and our innovative new product development competence. We are a leader in producing powders for use in next-generation jet engine forgings and 3D-printed aerospace products. See more at our website ATIMetals.com.

Allegheny Technologies Incorporated and Subsidiaries
Consolidated Statements of Income
(Unaudited, dollars in millions, except per share amounts)

	Three Months Ended			Six Months Ended
	June 30	March 31	June 30	June 30	June 30
	2019	2019	2018	2019	2018

Sales	$1,080.4	$1,004.8	$1,009.5	$2,085.2	$1,988.5

Cost of sales	902.7	873.7	835.8	1,776.4	1,666.2
Gross profit	177.7	131.1	173.7	308.8	322.3

Selling and administrative expenses	67.7	68.0	62.7	135.7	129.8
Operating income	110.0	63.1	111.0	173.1	192.5
Nonoperating retirement benefit expense	(18.4)	(18.3)	(8.8)	(36.7)	(17.1)
Interest expense, net	(25.9)	(24.8)	(25.5)	(50.7)	(51.0)
Other (expense) income, net	18.6	(2.9)	3.8	15.7	21.6
Income before income taxes	84.3	17.1	80.5	101.4	146.0
Income tax provision	5.8	0.8	4.9	6.6	9.9
Net income	$78.5	$16.3	$75.6	$94.8	$136.1
Less: Net income attributable to noncontrolling interests	3.4	1.3	2.8	4.7	5.3
Net income attributable to ATI	$75.1	$15.0	$72.8	$90.1	$130.8

Basic net income attributable to ATI per common share	$0.60	$0.12	$0.58	$0.72	$1.05

Diluted net income attributable to ATI per common share	$0.54	$0.12	$0.52	$0.66	$0.94

Allegheny Technologies Incorporated and Subsidiaries
Sales and Operating Profit (Loss) by Business Segment
(Unaudited, dollars in millions)

	Three Months Ended			Six Months Ended
	June 30	March 31	June 30	June 30	June 30
	2019	2019	2018	2019	2018
Sales:
High Performance Materials & Components	$642.4	$601.2	$591.9	$1,243.6	$1,152.6
Flat Rolled Products	438.0	403.6	417.6	841.6	835.9

Total external sales	$1,080.4	$1,004.8	$1,009.5	$2,085.2	$1,988.5

Operating profit (loss):

High Performance Materials & Components	$98.9	$72.6	$97.9	$171.5	$183.4
% of Sales	15.4%	12.1%	16.5%	13.8%	15.9%

Flat Rolled Products	15.6	(10.9)	26.1	4.7	37.0
% of Sales	3.6%	-2.7%	6.3%	0.6%	4.4%

Total operating profit	114.5	61.7	124.0	176.2	220.4
% of Sales	10.6%	6.1%	12.3%	8.5%	11.1%

LIFO and net realizable value reserves	-	(0.1)	-	(0.1)	-

Corporate expenses	(18.0)	(16.6)	(12.9)	(34.6)	(26.1)

Closed operations and other expense	(7.9)	(3.1)	(5.1)	(11.0)	(13.2)

Gain on joint venture deconsolidation	-	-	-	-	15.9

Gains on asset sales, net	21.6	-	-	21.6	-

Interest expense, net	(25.9)	(24.8)	(25.5)	(50.7)	(51.0)

Income before income taxes	$84.3	$17.1	$80.5	$101.4	$146.0

Allegheny Technologies Incorporated and Subsidiaries
Condensed Consolidated Balance Sheets
(Current period unaudited, dollars in millions)

	June 30,	December 31,
	2019	2018
ASSETS

Current Assets:
Cash and cash equivalents	$281.2	$382.0
Accounts receivable, net of allowances for
doubtful accounts	581.4	527.8
Short-term contract assets	40.9	51.2
Inventories, net	1,217.5	1,211.1
Prepaid expenses and other current assets	140.4	74.6
Total Current Assets	2,261.4	2,246.7

Property, plant and equipment, net	2,404.9	2,475.0
Goodwill	524.8	534.7
Other assets	358.2	245.4

Total Assets	$5,549.3	$5,501.8

LIABILITIES AND EQUITY

Current Liabilities:
Accounts payable	$420.6	$498.8
Short-term contract liabilities	69.3	71.4
Short-term debt and current portion of long-term debt	11.5	6.6
Other current liabilities	257.8	260.1
Total Current Liabilities	759.2	836.9

Long-term debt	1,537.1	1,535.5
Accrued postretirement benefits	305.4	318.4
Pension liabilities	669.6	730.0
Deferred income taxes	15.1	12.9
Other long-term liabilities	124.3	76.5
Total Liabilities	3,410.7	3,510.2

Total ATI stockholders' equity	2,026.4	1,885.7
Noncontrolling interests	112.2	105.9
Total Equity	2,138.6	1,991.6

Total Liabilities and Equity	$5,549.3	$5,501.8

Allegheny Technologies Incorporated and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(Unaudited, dollars in millions)
	Six Months Ended
	June 30
	2019	2018

Operating Activities:

Net income	$94.8	$136.1

Depreciation and amortization	77.6	78.7
Deferred taxes	2.7	0.1
Gains from disposal of property, plant and equipment, net	(28.3)	(0.4)
Loss from sale of businesses	7.7	-
Change in managed working capital	(158.8)	(127.8)
Change in retirement benefits	(34.2)	2.9
Accrued liabilities and other	(65.9)	(54.6)
Cash (used in) provided by operating activities	(104.4)	35.0
Investing Activities:
Purchases of property, plant and equipment	(51.3)	(70.6)
Proceeds from sale of businesses, net of transaction costs	33.4	-
Proceeds from disposal of property, plant and equipment	29.4	1.0
Other	(0.1)	(0.2)
Cash provided by (used in) investing activities	11.4	(69.8)
Financing Activities:
Borrowings on long-term debt	-	7.1
Payments on long-term debt and finance leases	(3.3)	(2.8)
Net borrowings under credit facilities	5.4	3.4
Sale to noncontrolling interests	-	14.4
Taxes on share-based compensation and other	(9.9)	(6.5)
Cash (used in) provided by financing activities	(7.8)	15.6
Decrease in cash and cash equivalents	(100.8)	(19.2)
Cash and cash equivalents at beginning of period	382.0	141.6
Cash and cash equivalents at end of period	$281.2	$122.4

Allegheny Technologies Incorporated and Subsidiaries
Revenue by Market
(Unaudited, dollars in millions)
	Three Months Ended				Six Months Ended
	June 30		June 30		June 30		June 30
	2019		2018		2019		2018
Market
Aerospace & Defense:
Jet Engines	$308.3	28%	$287.0	28%	$588.3	28%	$563.7	28%
Airframes	171.3	16%	128.5	13%	323.6	16%	248.9	13%
Government Aerospace & Defense	92.6	9%	66.4	7%	185.9	9%	131.8	7%
Total Aerospace & Defense	$572.2	53%	$481.9	48%	$1,097.8	53%	$944.4	48%
Oil & Gas	136.0	13%	132.7	13%	248.8	12%	285.3	14%
Energy	77.4	7%	68.2	7%	133.1	6%	120.4	6%
Automotive	73.6	7%	80.4	8%	150.5	7%	159.5	8%
Construction/Mining	52.6	5%	55.9	6%	110.5	5%	111.5	6%
Food Equipment & Appliances	49.6	5%	63.6	6%	102.8	5%	122.5	6%
Medical	42.4	4%	50.0	5%	88.5	4%	94.9	5%
Electronics/Computers/Communications	38.1	3%	35.5	3%	72.2	4%	68.4	3%
Other	38.5	3%	41.3	4%	81.0	4%	81.6	4%
Total	$1,080.4	100%	$1,009.5	100%	$2,085.2	100%	$1,988.5	100%

Allegheny Technologies Incorporated and Subsidiaries
Selected Financial Data
(Unaudited)

	Three Months Ended			Six Months Ended
	June 30	March 31	June 30	June 30	June 30
	2019	2019	2018	2019	2018
Percentage of Total ATI Sales
High-Value Products
Nickel-based alloys and specialty alloys	33%	30%	30%	31%	30%
Precision forgings, castings and components	19%	19%	20%	19%	21%
Titanium and titanium-based alloys	18%	19%	16%	18%	16%
Precision and engineered strip	12%	13%	13%	13%	13%
Zirconium and related alloys	6%	6%	6%	6%	5%
Total High-Value Products	88%	87%	85%	87%	85%
Standard Products
Standard stainless products	12%	13%	15%	13%	15%
Grand Total	100%	100%	100%	100%	100%

Note: FRP conversion services are excluded from this presentation.

	Three Months Ended			Six Months Ended
	June 30	March 31	June 30	June 30	June 30
Shipment Volume:	2019	2019	2018	2019	2018

Flat Rolled Products (000's lbs.)
High value	89,865	82,178	84,564	172,043	168,607
Standard	92,850	92,638	105,006	185,488	214,255
Flat Rolled Products total	182,715	174,816	189,570	357,531	382,862

Average Selling Prices:

Flat Rolled Products (per lb.)
High value	$3.30	$3.27	$3.13	$3.29	$3.21
Standard	$1.41	$1.37	$1.42	$1.39	$1.34
Flat Rolled Products combined average	$2.34	$2.26	$2.19	$2.30	$2.17

Allegheny Technologies Incorporated and Subsidiaries
Computation of Basic and Diluted Earnings Per Share Attributable to ATI
(Unaudited, in millions, except per share amounts)

	Three Months Ended			Six Months Ended
	June 30	March 31	June 30	June 30	June 30
	2019	2019	2018	2019	2018

Numerator for Basic net income per common share -
Net income attributable to ATI	$75.1	$15.0	$72.8	$90.1	$130.8
Effect of dilutive securities:
4.75% Convertible Senior Notes due 2022	3.2	-	3.2	6.5	6.4
Numerator for Diluted net income per common share -
Net income attributable to ATI after assumed conversions	$78.3	$15.0	$76.0	$96.6	$137.2

Denominator for Basic net income per common share -
Weighted average shares outstanding	125.9	125.4	125.2	125.7	125.1
Effect of dilutive securities:
Share-based compensation	0.6	0.7	0.7	0.6	0.6
4.75% Convertible Senior Notes due 2022	19.9	-	19.9	19.9	19.9
Denominator for Diluted net income per common share -
Adjusted weighted average shares assuming conversions	146.4	126.1	145.8	146.2	145.6

Basic net income attributable to ATI per common share	$0.60	$0.12	$0.58	$0.72	$1.05

Diluted net income attributable to ATI per common share	$0.54	$0.12	$0.52	$0.66	$0.94

Allegheny Technologies Incorporated and Subsidiaries
Other Financial Information
Managed Working Capital
(Unaudited, dollars in millions)

	June 30	December 31
	2019	2018

Accounts receivable	$581.4	$527.8
Short-term contract assets	40.9	51.2
Inventory	1,217.5	1,211.1
Accounts payable	(420.6)	(498.8)
Short-term contract liabilities	(69.3)	(71.4)
Subtotal	1,349.9	1,219.9

Allowance for doubtful accounts	5.0	6.0
LIFO reserve	(13.9)	(2.9)
Inventory reserves	91.0	88.5
Net managed working capital held for sale	38.3	-
Managed working capital	$1,470.3	$1,311.5

Annualized prior 3 months sales	$4,321.9	$4,151.3

Managed working capital as a % of annualized sales	34.0%	31.6%

June 30, 2019 change in managed working capital	$158.8
As part of managing the liquidity in our business, we focus on controlling managed working capital, which is defined as gross accounts receivable, short-term contract assets and gross inventories, less accounts payable and short-term contract liabilities. In measuring performance in controlling this managed working capital, we exclude the effects of LIFO and other inventory valuation reserves and reserves for uncollectible accounts receivable which, due to their nature, are managed separately. The June 30, 2019 amounts include managed working capital balances held for sale for ATI Cast Products.

Allegheny Technologies Incorporated and Subsidiaries
Other Financial Information
Debt to Capital
(Unaudited, dollars in millions)

	June 30	December 31
	2019	2018

Total debt (a)	$1,557.6	$1,552.5
Less: Cash	(281.2)	(382.0)
Net debt	$1,276.4	$1,170.5

Net debt	$1,276.4	$1,170.5
Total ATI stockholders' equity	2,026.4	1,885.7
Net ATI capital	$3,302.8	$3,056.2

Net debt to ATI capital	38.6%	38.3%

Total debt (a)	$1,557.6	$1,552.5
Total ATI stockholders' equity	2,026.4	1,885.7
Total ATI capital	$3,584.0	$3,438.2

Total debt to total ATI capital	43.5%	45.2%

(a) Excludes debt issuance costs.
In managing the overall capital structure of the Company, some of the measures that we focus on are net debt to net capitalization, which is the percentage of debt, net of cash that may be available to reduce borrowings, to the total invested and borrowed capital of ATI (excluding noncontrolling interest), and total debt to total ATI capitalization, which excludes cash balances.

Allegheny Technologies Incorporated and Subsidiaries
Non-GAAP Financial Measures
(Unaudited, dollars in millions, except per share amounts)

The Company reports its financial results in accordance with accounting principles generally accepted in the United States of America ("GAAP"). However, management believes that certain non-GAAP financial measures, used in managing the business, may provide users of this financial information with additional meaningful comparisons between current results and results in prior periods. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company's reported results prepared in accordance with GAAP. The following table provides the calculation of the non-GAAP financial measures discussed in the Company's press release dated July 23, 2019:

Three Months Ended
June 30
2019

Net income attributable to ATI	$75.1
Adjust for special items:
Gain on sale of oil & gas rights (a)	$(27.3)
Loss on sale of industrial forgings business (b)	7.2
Net income attributable to ATI excluding special items	$55.0

Per Diluted Share *
Net income attributable to ATI	$0.54
Adjust for special items:
Gain on sale of oil & gas rights	$(0.19)
Loss on sale of industrial forgings business	0.05
Net income attributable to ATI excluding special items	$0.40
* Presentation of adjusted results per diluted share includes the effects of convertible debt, if dilutive.

(a) Second quarter 2019 results include a $29.3 million pre-tax gain on the sale of oil & gas rights in New Mexico.
(b) Second quarter 2019 results include a $7.7 million pre-tax loss on the sale of the industrial forgings business, including $10.4 million of allocated goodwill.

Free cash flow as defined by ATI includes the total of cash provided by (used in) operating activities and investing activities as presented on the consolidated statements of cash flows, adjusted to exclude cash contributions to the Company's U.S. qualified defined benefit pension plans.

Contacts

Investor Contact:
Scott A. Minder
412-395-2720
scott.minder@atimetals.com

Media Contact:
Natalie Gillespie
412-394-2850
natalie.gillespie@atimetals.com
www.ATImetals.com